Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014, except for Note 17, as to which the date is May 5, 2014, relating to the consolidated financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, appearing in Exhibit 99.1 to the Current Report on Form 8-K of RCS Capital Corporation dated July 1, 2014, and appearing in the Rule 424(b)(4) prospectus filed on June 5, 2014, for which the prospectus is part of Registration Statement No. 333-193925 of RCS Capital Corporation on Form S-1.

/s/ Deloitte & Touche LLP

Los Angeles, California

January 9, 2015